EXHIBIT 4.1

Exhibit A to the
Securities Purchase Agreement

THIS DEBENTURE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE.

THIS DEBENTURE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN ORDER TO EFFECT A PARTIAL PAYMENT, REDEMPTION OR CONVERSION HEREOF. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS DEBENTURE MAY BE LESS THAN THE PRINCIPAL AMOUNT SHOWN BELOW.

VERSO TECHNOLOGIES, INC.

6% SENIOR UNSECURED CONVERTIBLE DEBENTURE

New York, New York	$___
Issue Date: February 4, 2005

          FOR VALUE RECEIVED, VERSO TECHNOLOGIES, INC., a Minnesota corporation (the “Company”), hereby promises to pay to the order of ___or its permitted successors or assigns (the “Holder”) the sum of ___($___) in same day funds, on February 3, 2009 (the “Maturity Date”) or such earlier date on which amounts due under this Debenture are required or permitted to be repaid as provided herein. The Holder may convert amounts of principal of this Debenture into shares (“Conversion Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), on the terms and subject to the conditions set forth herein.

          The Company has issued this Debenture pursuant to a Securities Purchase Agreement, dated as of February 4, 2005 (the “Securities Purchase Agreement”). The debentures issued by the Company pursuant to the Securities Purchase Agreement, including this Debenture, are collectively referred to herein as the “Debentures”.

          The following terms shall apply to this Debenture:

1. DEFINITIONS.

               “Affiliate” means, as to any Person (the “subject Person”), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person’s board of directors or other management committee or group, by contract or otherwise.

               “Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which banks are authorized by law to close in New York, New York.

               “Cap Amount” means 19.99% of the number of shares of Common Stock outstanding on the Issue Date (subject to adjustment upon a stock split, stock dividend or similar event).

               “Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the effectuation of a transaction or series of transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of; (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior shareholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity; (d) a transaction or series of transactions in which any Person or group acquires more than fifty percent (50%) of the voting equity of the Company; and (e) the Continuing Directors do not at any time constitute at least a majority of the Board of Directors of the Company.

               “Continuing Director” means at any date a member of the Company’s Board of Directors (i) who was a member of such board on the date of the Securities Purchase Agreement or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company’s Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed.

               “Conversion Price” means fifty cents ($.50), subject to adjustment as provided herein.

               “Debt” means as to any Person at any time: (a) all indebtedness, liabilities and obligations of such Person for borrowed money; (b) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of Property or services (except trade accounts payable, accrued compensation, accrued expenses, and unearned revenue and customer deposits of such Person that, in any such case, arise in the ordinary course of business and are not more than ninety (90) days past due, and accrued costs of the MCK acquisition and the liabilities of discontinued operations); (c) all capital lease obligations of such Person; (d) all Debt of others guaranteed by such Person; (e) all indebtedness, liabilities and obligations secured by a Lien (other than a Permitted Lien) existing on Property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non-recourse to such Person; (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (g) all liabilities and obligations of such Person to redeem or retire shares of capital stock of such Person (other than the Company’s obligation to redeem the Securities under the circumstances specified therein). Debt shall not include any liability for (i) federal, state, local or other taxes imposed by a Governmental Authority, (ii) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (iii) any indebtedness that has been fully and finally defeased in accordance with the terms of the documents governing such indebtedness.

               “Default Interest Rate” means the lower of twelve (12%) and the maximum rate permitted by applicable law or by the applicable rules or regulations of any governmental agency or of any stock exchange or other self-regulatory organization having jurisdiction over the Company or the trading of its securities.

               “Fed Funds Rate” means, as of a particular date, the rate most recently announced on or prior to such date by the Federal Open Market Committee as the target for the federal funds rate.

               “Forced Conversion Condition” means each of the following:

          (i) the Registration Statement has been declared effective, is not the subject of any stop order, is available to the Holder, and covers the number of Registrable Securities required by the Registration Rights Agreement; provided, however, that if the Company is no longer required to maintain the effectiveness of the Registration Statement under the Registration Rights Agreement, the events described in this clause (i) shall no longer constitute a “Forced Conversion Condition”;

          (ii) the Common Stock is listed on the Nasdaq National Market, the Nasdaq SmallCap Market or the New York Stock Exchange and trading in the Common Stock on such market or exchange shall not have been suspended;

          (iii) an Event of Default (as defined below), or an event that with the passage of time or giving of notice, or both, would constitute an Event of Default, has not occurred and is continuing;

          (iv) the Market Price is greater than one dollar $1.00 (subject to proportional adjustment for stock splits, stock dividends and similar events); and

          (v) Shareholder Approval has been obtained.

               “Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

               “Issue Date” means the date on which this Debenture is issued pursuant to the Securities Purchase Agreement.

               “Lien” and “Permitted Lien” shall have the respective meanings set forth in the Securities Purchase Agreement.

               “Liquidation Event” means the (x) institution of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company, any Subsidiary of the Company or to its or their creditors, as such, or to its or their assets, or (y) the dissolution or other winding up of the Company or a Subsidiary of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company or any Subsidiary of the Company; provided, however, that for purposes of this definition, the term “Subsidiary” shall not include an entity that has no material assets or operations as of the Issue Date.

               “Major Transaction” means a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity or the Company shall sell all or substantially all of its assets.

               “Market Price” means, as of a particular date, the average of daily VWAP for each of the five (5) consecutive Trading Days occurring immediately prior to (but not including) such date.

               “Material Adverse Effect” means an effect that is material and adverse to (i) the consolidated business, operations, properties, financial condition, prospects or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under this Debenture or the other Transaction Documents (as defined below).

               “Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

               “Principal Market” means the principal securities exchange or market on which the Common Stock is listed or traded.

               “Registrable Securities” has the meaning set forth in the Registration Rights Agreement.

               “Registration Rights Agreement” means the agreement between the Holder (and the other Holders listed therein) and the Company pursuant to which the Company has agreed to register the shares of Common Stock issuable under the Debentures and the Warrants.

               “Registration Statement” means the Registration Statement (as defined in the Registration Rights Agreement) covering the resale of the Conversion Shares issuable under this Debenture.

               “Scheduled Interest Payment Date” means each April 1, July 1, October 1 and January 1 following the Issue Date, with the first Scheduled Interest Payment Date occurring on April 1, 2005, provided, that if any such date is not a Business Day, then the Scheduled Interest Payment Date shall be the Business Day immediately following such date.

               “Shareholder Approval” means (i) the affirmative vote of the holders of the number of shares of outstanding Common Stock required under the Minnesota Business Corporation Code to approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock at least 150% of the number of shares sufficient to permit the exercise in full of the Series B Warrants (without regard to any restriction on such exercise) and (ii) the affirmative vote of the holders of such number of votes cast at a meeting of shareholders approving the issuance of Common Stock in excess of the Cap Amount as may be required under the applicable listing requirements of the Principal Market.

               “Stock Payment Condition” means each of the following:

          (i) the Registration Statement has been declared effective, is not the subject of any stop order, is available to the Holder, and covers the number of Registrable Securities required by the Registration Rights Agreement; provided, however, that if the Company is no longer required to maintain the effectiveness of the Registration Statement under the Registration Rights Agreement, the events described in this clause (i) shall no longer constitute a “Stock Payment Condition”;

          (ii) the Common Stock is listed on the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange or the

American Stock Exchange and trading in the Common Stock on such market or exchange shall not have been suspended;

          (iii) an Event of Default (as defined below), or an event that with the passage of time or giving of notice, or both, would constitute an Event of Default, has not occurred and is continuing; and

          (iv) Shareholder Approval has been obtained.

               “Subsidiary” means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (regardless of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

               “Trading Day” means a Business Day on which shares of Common Stock is purchased and sold on the Principal Market.

               “VWAP” on a Trading Day means the volume weighted average price of the Common Stock for such Trading Day on the Principal Market as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Holders and reasonably satisfactory to the Company. If VWAP cannot be calculated for the Common Stock on such Trading Day on any of the foregoing bases, then the Company shall submit such calculation to an independent investment banking firm of national reputation reasonably acceptable to the Investors, and shall cause such investment banking firm to perform such determination and notify the Company and the Investors of the results of determination no later than two (2) Business Days from the time such calculation was submitted to it by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

               “Warrants” means the warrants issued pursuant to the Securities Purchase Agreement.

          All definitions contained in this Debenture are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Debenture refer to this Debenture as a whole and not to any particular provision of this Debenture. Any capitalized term used but not defined herein has the meaning specified in the Securities Purchase Agreement.

1A. SUBORDINATION.

     Notwithstanding any other provisions of this Debenture to the contrary, by its acceptance of this Debenture, the Holder agrees as follows:

          (a) The principal of and interest on this Debenture (and all extensions and renewals thereof and replacements therefor) and all premiums, fees, costs, expenses and all other sums now or hereafter due in connection with the foregoing (collectively, the “Debenture Obligations”) are subordinate in right of payment to the payment to Silicon Valley Bank (the “Senior Lender”, which term shall include any other institutional lender which hereafter replaces the Senior Lender as a lender to the Company), in full in cash, of all present and future indebtedness for borrowed money of the Company to the Senior Lender and all interest thereon, and all liabilities, guarantees and other obligations of the Company to the Senior Lender in connection therewith, now existing or hereafter arising, including without limitation any interest accruing after the commencement of any bankruptcy, arrangement, or reorganization proceeding with respect to Company (but only to the extent that such interest is recoverable from the Company or allowed in any such proceeding), costs, expenses, penalties, indemnities, and reimbursement obligations (collectively, the “Senior Debt”). Notwithstanding the foregoing, the Holder may accept payment of the following amounts on the Debenture Obligations: (i) regularly scheduled payments of principal as set forth herein on the date hereof, (ii) regularly scheduled payments of interest as set forth herein on the date hereof and (iii) amounts to which Holder is entitled under the Collateral Agreement as in effect on the date hereof (the payments under subclauses (i), (ii) and (iii) above being collectively referred to herein as the “Permitted Payments”). Unless and until all of the Senior Debt has been indefeasibly paid in full, in cash, and as long as this Debenture is not in default, the Holder agrees not to do any of the following, directly or indirectly: ask for or accept payment of all or any part of the Debenture Obligations (except for the Permitted Payments as provided for above), in cash or other property or by set-off or in any other manner, demand, sue for, accelerate the maturity of, or otherwise enforce any of the Debenture Obligations, enforce any guaranty of any of the Debenture Obligations, take, hold or claim any collateral or security for any of the Debenture Obligations (other than amounts held in the Collateral Account), exercise any rights or remedies with respect to the Debenture Obligations, judicially or non-judicially (including without limitation the commencement of any bankruptcy or insolvency proceeding against the Company), or attempt to do any of the foregoing (collectively, “Collection Action”); provided, however, that upon a default under this Debenture, the Holder shall be entitled to take any Collection Action that it deems necessary or appropriate in its sole discretion, but only after the Senior Lender has received at least ninety (90) days’ prior written notice thereof from the Holder (except that such notice shall not be required with respect to (x) a Collection Action relating to amounts held in the Collateral Account, (y) any claim or filing that the Holder may have or be entitled to make in connection with a bankruptcy or insolvency proceeding (subject to the terms of paragraph (b) below), or (z) following the commencement of any suit or action by the Company against the Holder, and upon ten (10) Business Days’ prior written notice to the Senior Lender, any compulsory or mandatory counterclaim that may then be available to the Holder. All proceeds received by the Holder from the exercise of any of its rights and remedies hereunder shall be remitted to the Senior Lender to be applied to the Senior Debt, until the Senior Debt has been paid and performed in full; provided, however, so long as no default or event of default has occurred under any document, instrument or agreement evidencing, securing or relating to the Senior Debt, all proceeds of Permitted Payments may be retained by the Holder; provided, further, that any amounts to which the Holder is entitled under the Collateral Agreement in effect on the date hereof which the Holder receives may be retained by the Holder regardless of whether or not a default or event of default has occurred with respect to the Senior Debt. Upon the payment and performance in full of all of the Senior Debt, Holder shall be subrogated, without any further action by the Holder or the Senior Lender, to all rights, privileges and claims of the Senior Lender with respect to the Senior Debt against which any such remittances are applied, including, without limitation, the rights of the Senior Lender as a secured party under any security agreement or arrangement with the Company (collectively, “Subrogation”); provided, however, nothing in this sentence shall impair or affect any of the Senior Lender’s rights under paragraph (c) below. Notwithstanding anything herein to the contrary, nothing contained herein shall prevent the Holder from converting this Debenture into Common Stock as provided herein.

          (b) The Holder agrees that upon any distribution of the assets or readjustment of the indebtedness of the Company whether by reason of liquidation, composition, bankruptcy, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any of the Debenture Obligations, or the application of the assets of the Company to the payment or liquidation thereof, the Senior Lender shall be entitled to receive payment in full in cash of all of the Senior Debt prior to the payment of all or any part of the Debenture Obligations, and in order to enable the Senior Lender to enforce its rights hereunder in any such action or proceeding, the Senior Lender is hereby irrevocably authorized and empowered in its sole discretion (but without any obligation on its part) to make and present for and on behalf of the Holder such proofs of claim against the Company on account of the Debenture Obligations (but only if the Holder does not do so at least 10 days prior to the expiration of the time to file such proofs of claim in such proceeding) as the Senior Lender may deem expedient or proper and, if the Senior Lender has received written confirmation from the Holder that the Holder does not intend to vote or if the Senior Lender has not received such confirmation from the Holder at least ten (10) days prior to any deadline for voting such proofs of claim, to vote such proofs of claim in any such proceeding and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued, to apply same on account of the Senior Debt until the Senior Debt is paid in full and to remit any balance to the Holder. The Holder further agrees to execute and deliver to the Senior Lender such assignments or other instruments as reasonably may be required by the Senior Lender in order to enable the Senior Lender to enforce any and all such claims and to collect any and all dividends or other payments or disbursements which may be made at any time on account of all and any of the Debenture Obligations. Any amounts received by the Holder contrary to the provisions of this Section shall be held in trust by the Holder for the benefit of the Senior Lender and shall forthwith be paid over to the Senior Lender to be applied to the Senior Debt in such order as the Senior Lender in its sole discretion shall determine, without limiting any other right of the Senior Lender hereunder or otherwise and without otherwise affecting the liability of the Holder. Upon the payment and performance in full of all of the Senior Debt, the Holder shall be entitled to Subrogation with respect to any amounts received, collected or paid to the Senior Lender under this paragraph (b).

          (c) The Holder agrees that, in addition to any other rights that the Senior Lender may have at law or in equity, the Senior Lender may at any time, and from time to time, without the Holder’s consent and without notice to the Holder, renew, extend or increase any of the Senior Debt or that of any other person at any time directly or indirectly liable for the payment of any Senior Debt, accept partial payments of the Senior Debt, settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of the Senior Debt, make loans or advances to the Company secured in whole or in part by collateral or unsecured or refrain from making any loans or advances to the Company, change, waive, alter or vary the interest charge on, or any other terms or provisions of the Senior Debt or any present or future instrument, document or agreement between the Senior Lender and the Company, release, exchange, fail to perfect, delay the perfection of, fail to resort to, or realize upon any collateral (other than amounts held in the Collateral Account), and take any other action or omit to take any other action with respect to the Senior Debt or any such collateral as the Senior Lender deems necessary or advisable in the Senior Lender’s sole discretion.

          (d) In the event of any financing of the Company by the Senior Lender during a bankruptcy or reorganization of Company, the Holder agrees that the term “Senior Debt” shall include without limitation all indebtedness, liabilities and obligations incurred in any such proceeding, and the Holder agrees to take such actions and execute such documents in such proceedings as may be reasonably necessary in order to effectuate the foregoing.

          (e) The Holder agrees not to contest (i) the validity, perfection, priority or enforceability of the Senior Debt or the Senior Lender’s security interest in any collateral (other than amounts held in the Collateral Account) or (ii) whether any interest accruing after the commencement of any bankruptcy or reorganization proceeding with respect to the Company is recoverable from the Company or allowable or provable in any such proceeding. The Senior Lender agrees not to contest the enforceability of the Collateral Agreement or the Holder’s exclusive rights (subject to the express terms of the Collateral Agreement) to any amounts held in the Collateral Account.

          (f) If, after payment of the Senior Debt, any payment made on the Senior Debt shall for any reason be set aside, the provisions of this Section 1A shall thereupon in all respects become effective with respect to such reinstated Senior Debt, without the necessity of any further act or agreement between the Senior Lender and the Holder.

          (g) In the event of any litigation between the Senior Lender and the Holder based upon or arising out of the provisions this Section 1A, the prevailing party shall be entitled to recover all of its reasonable costs and expenses (including without limitation reasonable attorneys fees) from the non-prevailing party.

          (h) The Senior Lender is a third-party beneficiary of the provisions of this Section 1A and none of the provisions of this Section 1A may be changed without the prior written consent of the Senior Lender.

2. INTEREST AND PRINCIPAL PAYMENTS.

          (a) Interest Accrual. This Debenture shall bear interest on the unpaid principal amount hereof (“Interest”) at an annual rate equal to six (6.0%), computed on the basis of a 360-day year and calculated using the actual number of days elapsed since the Issue Date or the date on which Interest was most recently paid, as the case may be, and if not timely paid as provided herein, compounded quarterly on each Scheduled Interest Payment Date. The Company shall make payments of accrued and unpaid Interest (each, an “Interest Payment”) in cash (i) on each Scheduled Interest Payment Date, (ii) on the Maturity Date and (iii) on any date on which the entire principal amount of this Debenture is paid in full (whether through conversion or otherwise) (each of (i), (ii) and (iii) being referred to herein as an “Interest Payment Date”).

          (b) Adjustment to Interest Rate. If, on the date that is the one-year anniversary of the Issue Date, the Fed Funds Rate is equal to or greater than 3.25%, then the rate of Interest payable hereunder shall, effective as of such date and at all times thereafter, automatically increase to an annual rate of six and three-quarters percent (6.75%).

          (c) Quarterly Principal Payments. Beginning on the eighteen (18) month anniversary of the Issue Date, the Company shall make quarterly payments of principal (each, a “Principal Payment”), as follows: (A) during the period beginning on such eighteen month anniversary and ending on the last day of the third year following the Issue Date, the Company shall pay to the Holder each quarter an amount equal to 1/4 of the original principal amount of this Debenture times .25, and (B) during the fourth year following the Issue Date, the Company shall pay to the Holder each quarter an amount equal to 1/4 of the original principal amount of this Debenture times .50, until the outstanding principal balance of this Debenture has been paid in full. The Company shall make Principal Payments on the first Business Day of each calendar quarter commencing with the partial quarter beginning on August 1, 2006 (with the Principal Payment payable on such date to be in an amount equal to two-third (2/3) of the amount calculated pursuant to clause (c)(A) above) and thereafter on each October 1, January 1, April 1 and July 1 or, if any such date is not a Business Day, on the next succeeding Business Day (each such Business Day, a “Principal Payment Date”). Conversions of principal effected during a calendar quarter shall not affect the amount of any Principal Payment otherwise payable hereunder.

          (d) Payments in Common Stock. The Company shall make Interest Payments and Principal Payments in cash by wire transfer of immediately available funds; provided, however, that, subject to the satisfaction of all of the Stock Payment Conditions as specified in paragraph (e) below, the Company may elect to pay all or a portion of the Interest due on a Scheduled Interest Payment Date or principal due on a Principal Payment Date, as the case may be, in shares of Common Stock (the “Stock Option”). Interest or principal payments that are due in cash and not paid within five (5) Business Days of the due date therefor shall bear interest until paid at the Default Interest Rate.

          (e) Conditions to Interest Payment in Common Stock. The Company shall be entitled to exercise the Stock Option with respect to a Scheduled Interest Payment Date or Principal Payment Date only if, on such date and on each of the twenty (20) Trading Days immediately preceding such date, (i) all of the Stock Payment Conditions are satisfied in full and (ii) the number of shares of Common Stock authorized and reserved for issuance pursuant to the Debentures and the Series A Warrants (and, following Shareholder Approval, the Series B Warrants) is equal to or greater than (A) the number of shares of Common Stock issuable upon the conversion or exercise of the Debentures and the Series A Warrants (and, following Shareholder Approval, the Series B Warrants), without giving effect to any restrictions on such conversion or exercise, plus (B) the number of shares of Common Stock issuable on such Scheduled Interest Payment Date or Principal Payment Date. In the event that any condition specified in (i) or (ii) above is not satisfied as of the applicable Scheduled Interest Payment Date or Principal Payment Date, as the case may be, and each such Trading Day, the Company shall not be permitted to exercise the Stock Option and must pay all amounts due on such Scheduled Interest Payment Date or Principal Payment Date, as the case may be, in cash by wire transfer of immediately available funds.

          (f) Stock Option Notice. In order to exercise the Stock Option with respect to a Scheduled Interest Payment Date or Principal Payment Date, the Company must deliver, on or before the tenth (10th) Trading Day immediately prior to such date, written notice to the Holder stating that the Company wishes to exercise such option and the amount of Interest or principal to be paid in shares of Common Stock (a “Stock Option Notice”). A Stock Option Notice, once delivered by the Company, shall be irrevocable (although still subject to the conditions specified in paragraph (e) above). In the event that the Company does not deliver a Stock Option Notice on or before such tenth Trading Day, the Company will be deemed to have elected to pay the amount then due in cash.

          (g) Delivery of Shares. On or before the third (3rd) Business Day following a Scheduled Interest Payment Date or Principal Payment Date with respect to which the Company has validly exercised the Stock Option (each a “Stock Option Delivery Date”), the Company must deliver to the Holder a number of shares of Common Stock equal to (A) the amount of Interest or Principal due on such date divided by (B) ninety-five percent (95%) of the Market Price in effect on such date. The Company must deliver such shares of Common Stock to the Holder in accordance with the provisions of paragraph 3(d) below, with the Stock Option Delivery Date being deemed the Delivery Date, and in the event of the Company’s failure to effect such delivery on the applicable Delivery Date therefor (determined in accordance with paragraph 3(d)), the Holder shall have the remedies specified in paragraph 3(e) below.

3. CONVERSION.

          (a) Right to Convert. Subject to the conditions and limitations specifically provided herein or in the Securities Purchase Agreement, the Holder shall have the right to convert, at any time and from time to time after the Issue Date, (i) all or any part of the outstanding and unpaid principal amount of this Debenture and (ii) at the same time that it converts such principal, at the Holder’s option in its sole discretion, all or any part of accrued and unpaid Interest hereon, into such number of fully paid and non-assessable Conversion Shares as is determined in accordance with the terms hereof (a “Conversion”). In the event that the Holder elects to convert all or any Interest accrued hereon, the amount of Interest otherwise due and payable hereunder shall be reduced by the amount so converted.

          (b) Conversion Notice. In order to convert principal of (and, if the Holder so elects, Interest accrued on) this Debenture, the Holder shall send by facsimile transmission, at any time prior to 5:00 p.m., eastern time, on the Business Day on which the Holder wishes to effect such Conversion (the “Conversion Date”), a properly completed notice of conversion to the Company, in the form set forth on Annex I hereto, stating the amount of principal (and accrued Interest, if applicable) to be converted and a calculation of the number of shares of Common Stock issuable upon such Conversion (a “Conversion Notice”). The Conversion Notice shall also state the name or names (with address) in which the shares of Common Stock that are issuable on such conversion shall be issued. The Holder shall not be required to physically surrender this Debenture to the Company in order to effect a Conversion. The Company shall maintain a record showing, at any given time, the unpaid principal amount of this Debenture and the date of each Conversion or other payment of principal hereof. The Holder shall amend Annex II hereto upon any such Conversion or payment of principal to reflect the unpaid principal amount hereof. In the case of a dispute as to the number of Conversion Shares issuable upon a Conversion (including without limitation as a result of adjustments to the Conversion Price made in accordance with Section 4 below), the Company shall promptly issue to the Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountants within two (2) Business Days of receipt of the Holder’s Conversion Notice. The Company shall use its best efforts to cause such accountants to calculate the Conversion Price as provided herein and to notify the Company and the Holder of the results in writing no later than two (2) Business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations are most at variance with those of such accountant.

          (c) Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be equal to the principal amount of (and, if the Holder so elects, Interest accrued on) this Debenture being converted divided by the Conversion Price.

          (d) Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice, the Company shall, no later than the close of business on the third (3rd) Business Day following the Conversion Date set forth in such Conversion Notice (the “Delivery Date”), issue and deliver or cause to be delivered to the Holder the number of Conversion Shares determined pursuant to paragraph 3(c) above, provided, however, that any Conversion Shares that are the subject of a Dispute Procedure shall be delivered no later than the close of business on the third (3rd) Business Day following the determination made pursuant thereto. The Company shall effect delivery of Conversion Shares to the Holder, as long as the Company’s designated transfer agent or co-transfer agent in the United States for the Common Stock (the “Transfer Agent”) participates in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (“FAST”) and no restrictive legend is required pursuant to the terms of this Debenture or the Securities Purchase Agreement, by crediting the account of the Holder or its nominee at DTC (as specified in the applicable Conversion Notice) with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the Transfer Agent is not a participant in FAST or if the Holder so specifies in a Conversion Notice or otherwise in writing on or before the Conversion Date, the Company shall effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the nearest whole number of Conversion Shares. Conversion Shares delivered to the Holder shall not contain any restrictive legend unless such legend is required pursuant to the terms of the Securities Purchase Agreement.

          (e) Failure to Deliver Conversion Shares.

               (i) In the event that the Company fails for any reason to deliver to the Holder the number of Conversion Shares specified in a Conversion Notice (without any restrictive legend to the extent permitted by the terms of the Securities Purchase Agreement) on or before the second (2d) Business Day following the Delivery Date therefor (a “Conversion Default”), (A) the Company shall forfeit its right to require a Forced Conversion (as defined in Section 5 below) of the Debentures thereafter, and (B) the Holder shall have the right to receive from the Company an amount equal to (x) (N/365) multiplied by (y) the principal amount of this Debenture represented by the Conversion Shares which remain the subject of such Conversion Default multiplied by (z) the Default Interest Rate, where “N” equals the number of days elapsed between the original Delivery Date of such Conversion Shares and the date on which such Conversion Default has been cured. In the event that shares of Common Stock are purchased by or on behalf of the Holder in order to make delivery on a sale effected in anticipation of receiving Conversion Shares upon a Conversion, the Holder shall have the right to receive from the Company, in addition to the foregoing amounts, (I) the aggregate amount paid by or on behalf of the Holder for such shares of Common Stock minus (II) the aggregate amount of net proceeds, if any, received by the Holder from the sale of the Conversion Shares issued by the Company pursuant to such Conversion. Amounts payable under this paragraph (e)(i) shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day following written notice from the Holder to the Company specifying the amount owed to it by the Company pursuant to this paragraph (e)(i).

               (ii) In addition to its rights under paragraph (e)(i) above, the Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

          (f) Limitations on Right to Convert. In no event shall the Holder be permitted to convert principal of or Interest on this Debenture if, upon such conversion, either:

               (i) (x) the number of Conversion Shares to be issued pursuant to such Conversion plus (y) the number of shares of Common Stock beneficially owned by the Holder (other than Common Stock which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this paragraph (f)(i)) would exceed 4.99% of the number of shares of Common Stock then issued and outstanding, it being the intent of the Company and the Holder that the Holder not be deemed at any time to have the power to vote or dispose of greater than 4.99% of the number of shares of Common Stock issued and outstanding at any time. Nothing contained herein shall be deemed to restrict the right of the Holder to convert such excess principal amount at such time as such Conversion will not violate the provisions of this paragraph (f)(i). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of

1934, as amended (the “Exchange Act”), and the rules thereunder. To the extent that the limitation contained in this paragraph (f)(i) applies (and without limiting any rights the Company may otherwise have), the Company may rely on the Holder’s determination of whether this Debenture is convertible pursuant to the terms hereof, the Company shall have no obligation whatsoever to verify or confirm the accuracy of such determination, and the submission of a Conversion Notice by the Holder shall be deemed to be the Holder’s representation that this Debenture is convertible pursuant to the terms hereof. The Company shall have no liability to any person if the Holder’s determination of whether this Debenture is convertible pursuant to the terms hereof is incorrect. The holders of Common Stock are to be deemed third-party beneficiaries of the limitation imposed hereby and, accordingly, this paragraph may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding; provided, however, that the Holder shall have the right, upon sixty (60) days’ prior written notice to the Company, to waive the provisions of this paragraph (f)(i) in the event that either a Change of Control or Liquidation Event is announced or occurs, without obtaining such consent; or

               (ii) the number of Conversion Shares that the Holder would receive upon such conversion, when added to the number of Conversion Shares and Warrant Shares previously received by the Holder pursuant to this Debenture and such Holder’s Warrants, would exceed the product of (A) the Cap Amount multiplied by (B) a fraction, the numerator of which is the number of Conversion Shares originally issuable under this Debenture and the denominator of which is the aggregate number of Conversion Shares originally issuable under all of the Debentures (such product, the “Allocation Amount”), provided, that this paragraph (ii) shall not apply if Shareholder Approval has been obtained. In the event that any Investor to which this Debenture was originally issued shall sell or otherwise transfer any part of this Debenture, the remaining Conversion Shares constituting such transferring Investor’s Allocation Amount shall be allocated between the transferring Investor and the transferee in proportion to amount of this Debenture being transferred. In the event that, at any time, the aggregate number of Conversion Shares issued and issuable under this Debenture exceeds eighty percent (80%) of the Holder’s Allocation Amount, the Company shall, upon the written request of the Holder, hold as promptly as reasonably practicable (but in no event later than the sixtieth (60) day following such request) a special meeting of its shareholders for the purpose of obtaining, and use its best efforts to obtain, Shareholder Approval. In the event that the shareholders do not approve such transactions at such meeting, the Company shall continue to use its best efforts to seek such approval as soon as practicable after such meeting, but no less frequently than annually thereafter.

4. ADJUSTMENTS TO CONVERSION PRICE.

          (a) Stock Splits, Stock Interests, Etc. If, at any time on or after the Issue Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased. In such event, the Company shall notify the Company’s transfer agent of such change on or before the effective date thereof.

          (b) Major Transactions. If, at any time after the Issue Date, any Major Transaction shall occur, then the Holder shall thereafter have the right to receive upon

Conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable upon such Major Transaction with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon Conversion had such Major Transaction not taken place (without giving effect to any limitations on such Conversion contained in this Debenture or the Securities Purchase Agreement). The Company shall not effect any Major Transaction unless (i) the Holder has received written notice of such transaction at least thirty (30) days prior thereto (which period shall be increased to sixty one (61) days if, at such time, without giving effect to the limitation on conversion contained in paragraph 3(f)(i) hereof, the Holder would, upon conversion, beneficially own more than 4.9% of the Common Stock then outstanding, and the Holder has notified the Company in writing of such circumstance) but in no event later than fifteen (15) days prior to the record date for the determination of shareholders entitled to vote with respect thereto; provided, however, that the Company shall publicly disclose the material terms of any such Major Transaction on or before the date on which it delivers notice of a Major Transaction to the Holder, and (ii) the resulting successor or acquiring entity (if not the Company) assumes by written instrument (in form and substance reasonable satisfactory to the Holder) the obligations of the Company under this Debenture (including, without limitation, the obligation to make payments of Interest accrued but unpaid through the date of such consolidation, merger or sale and accruing thereafter). The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of this Debenture as of the date of such transaction, and shall similarly apply to successive Major Transactions.

          (c) Distributions. If, at any time after the Issue Date, the Company declares or makes any distribution of cash or any other assets (or rights to acquire such assets) to holders of Common Stock, including without limitation any dividend or distribution to the Company’s shareholders in shares (or rights to acquire shares) of capital stock of a Subsidiary) (a “Distribution”), the Company shall deliver written notice of such Distribution (a “Distribution Notice”) to the Holder at least fifteen (15) days prior to the earlier to occur of (i) the record date for determining shareholders entitled to such Distribution (the “Record Date”) and (ii) the date on which such Distribution is made (the “Distribution Date”)(the earlier of such dates being referred to as the “Determination Date”). In the Distribution Notice to the Holder, the Company shall indicate whether the Company has elected (A) to deliver to the Holder, at the same time that it makes such Distribution to its shareholders, the same amount and type of assets (including, without limitation, cash) being distributed as though the Holder were, on the Determination Date, a holder of a number of shares of Common Stock into which this Debenture is convertible as of such Determination Date (such number of shares to be determined without giving effect to any limitations on such conversion) or (B) to reduce the Conversion Price applicable to such Conversion by reducing the Conversion Price in effect on the Business Day immediately preceding the Record Date by an amount equal to the fair market value of the assets to be distributed divided by the number of shares of Common Stock as to which such Distribution is to be made, such fair market value to be reasonably determined in good faith by the independent members of the Company’s Board of Directors. If the Company does not notify the Holder of its election pursuant to the preceding sentence on or before the fifteenth day immediately prior to the Determination Date, the Company shall be deemed to have elected clause (A) of the preceding sentence.

          (d) Convertible Securities; Purchase Rights. If, at any time after the Issue Date, the Company issues any securities or other instruments which are convertible into or exercisable or exchangeable for Common Stock (“Convertible Securities”) or options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities (“Purchase Rights”) to the record holders of the Common Stock, whether or not such Convertible Securities or Purchase Rights are immediately convertible, exercisable or exchangeable, then the Company shall deliver to the Holder, at the same time that it issues such Convertible Securities or Purchase Rights to its shareholders, the same amount of Convertible Securities or Purchase Rights and on the same terms as though the Holder were, on the record date, a holder of a number of shares of Common Stock into which this Debenture is convertible as of such record date (such number of shares to be determined without giving effect to any limitations on such conversion).

          (e) Dilutive Issuances.

               (i) Adjustment Upon Dilutive Issuance. If, at any time after the Issue Date, the Company issues or sells, or in accordance with subparagraph (ii) of this paragraph (e) is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price on the date of such issuance or sale (or deemed issuance or sale) (a “Dilutive Issuance”), then the Conversion Price shall be adjusted so as to equal an amount determined by multiplying such Conversion Price by the following fraction:

     N0 + N1
     N0 + N2

          where:

N0 =	the number of shares of Common Stock outstanding immediately prior to the issuance, sale or deemed issuance or sale of such additional shares of Common Stock in such Dilutive Issuance (without taking into account any shares of Common Stock issuable upon conversion, exchange or exercise of any Convertible Securities or Purchase Rights, including the Debentures and Warrants);

N1 =	the number of shares of Common Stock which the aggregate consideration, if any, received or receivable by the Company for the total number of such additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance (which, in the case of a deemed issuance or sale, shall be calculated in accordance with subparagraph (ii) below) would purchase at the Conversion Price in effect immediately prior to such Dilutive Issuance; and

N2 =	the number of such additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance.

                    Notwithstanding the foregoing, no adjustment shall be made pursuant hereto if such adjustment would result in an increase in the Conversion Price.

               (ii) Effect On Conversion Price Of Certain Events. For purposes of determining the adjusted Conversion Price under subparagraph (i) of this paragraph (e), the following will be applicable:

                    (A) Issuance Of Purchase Rights. If the Company issues or sells any Purchase Rights, whether or not immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Purchase Rights (and the price of any conversion of Convertible Securities, if applicable) is less than the Conversion Price in effect on the date of issuance or sale of such Purchase Rights, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable) shall, as of the date of the issuance or sale of such Purchase Rights, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Purchase Rights” shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Purchase Rights, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Purchase Rights, plus, in the case of Convertible Securities issuable upon the exercise of such Purchase Rights, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in subparagraph (ii)(B) below) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (y) the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable). No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon the exercise of such Purchase Rights or upon the conversion, exercise or exchange of Convertible Securities issuable upon exercise of such Purchase Rights. To the extent that shares of Common Stock or Convertible Securities are not delivered pursuant to such Purchase Rights, upon the expiration or termination of such Purchase Rights, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such Purchase Rights been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

                    (B) Issuance Of Convertible Securities. If the Company issues or sells any Convertible Securities, whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Conversion Price in effect on the date of issuance or sale of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Convertible Securities shall, as of the date of the issuance or sale of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. If the Convertible Securities so issued or sold do not have a fluctuating conversion or exercise price or exchange ratio, then for the purposes of the immediately preceding sentence, the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in this subparagraph (ii)(B)) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. If the Convertible Securities so issued or sold have a fluctuating conversion or exercise price or exchange ratio (a “Variable Rate Convertible Security”); provided, however, that if the conversion or exercise price or exchange ratio of a Convertible Security may fluctuate solely as a result of provisions designed to protect against dilution, such Convertible Security shall not be deemed to be a Variable Rate Convertible Security, then for purposes of the first sentence of this subparagraph (b), the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Variable Rate Convertible Security have been satisfied) if the conversion price of such Variable Rate Convertible Security on the date of issuance or sale thereof were seventy-five percent (75%) of the actual conversion price on such date (the “Assumed Variable Market Price”), and, further, if the conversion price of such Variable Rate Convertible Security at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this paragraph (e) with respect to any Variable Rate Convertible Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been seventy-five percent (75%) of the actual conversion price of such Variable Rate Convertible Security existing at the time of the adjustment required by this sentence. No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exercise or exchange of such Convertible Securities. To the extent that shares of Common Stock are not delivered pursuant to conversion of such Convertible Securities, upon the expiration or termination of the right to convert such Convertible Securities into Common Stock, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such Convertible Securities been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

                    (C) Change In Option Price Or Conversion Rate. If there is a change at any time in (x) the amount of additional consideration payable to the Company upon the exercise of any Purchase Rights; (y) the amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange of any Convertible Securities; or (z) the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Purchase Rights or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially issued or sold.

                    (D) Calculation Of Consideration Received. If any Common Stock, Purchase Rights or Convertible Securities are issued or sold for cash, the consideration received therefor will be the amount received by the Company therefor. In case any Common Stock, Purchase Rights or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Company, purchase services from the Company or otherwise provide intangible consideration to the Company, the amount of the consideration other than cash received by the Company (including the net present value of the consideration expected by the Company for the provided or purchased services) shall be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the average of the last sale prices thereof on the principal market for such securities during the period of ten Trading Days immediately preceding the date of receipt. In case any Common Stock, Purchase Rights or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Purchase Rights or Convertible Securities, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Purchase Rights or Convertible Securities are issued or sold in conjunction with each other as part of a single transaction or in a series of related transactions, the Holder may elect to determine the amount of consideration deemed to be received by the Company therefor by deducting the fair value of any type of securities (the “Disregarded Securities”) issued or sold in such transaction or series of transactions. If the holder makes an election pursuant to the immediately preceding sentence, no adjustment to the Conversion Price shall be made pursuant to this paragraph (e) for the issuance of the Disregarded Securities or upon any conversion, exercise or exchange thereof. The independent members of the Company’s Board of Directors shall calculate reasonably and in good faith, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities.

                    (E) Issuances Pursuant To Existing Securities. If the Company issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments (other than as a result of stock splits, stock dividends and the like) contained in any Convertible Securities or Purchase Rights outstanding as of the date hereof but not specifically disclosed in a schedule to the Securities Purchase Agreement, then all shares of Common Stock so issued shall be deemed to have been issued for no consideration. If the Company issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments contained in any Convertible Securities or Purchase Rights specifically disclosed in a schedule to the Securities Purchase Agreement as a result of the issuance of the Debentures or Warrants and the number of shares that the Company issues (or is obligated to issue) as a result of such initial issuance exceeds the amount specified in such schedule, such excess shares shall be deemed to have been issued for no consideration.

          (iii) Exceptions To Adjustment Of Conversion Price. Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made pursuant to this paragraph (e) upon the issuance of any Excluded Securities. For purposes hereof, “Excluded Securities” means (I) securities purchased under the Securities Purchase Agreement; (II) securities issued upon conversion or exercise of the Debentures or the Warrants; (III) shares of Common Stock issuable or issued to (x) employees, consultants or directors from time to time upon the exercise of options, in such case granted or to be granted in the discretion of the Board of Directors pursuant to one or more stock option plans or restricted stock plans in effect as of the Issue Date or adopted after the Issue Date by the independent members of the Board of Directors with substantially the same terms as such plans in effect as of the Issue Date, or (y) vendors pursuant to warrants to purchase Common Stock that are outstanding on the date hereof or issued hereafter, provided such issuances are approved by the Board of Directors; (IV) the equity component of a commercial lending transaction with a federally-insured financial institution that is approved by the independent members of the Board of Directors, provided that the fair market value of such equity component, including warrants, options or other rights to purchase capital stock and other interests convertible into capital stock of the Company, does not exceed ten percent (10%) of the amount borrowed; (V) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Company; (VI) shares of Common Stock issued in connection with the acquisition by the Company of any corporation or other entity occurring after the Effective Date, provided that, if in connection with such acquisition, the Company will issue a number of shares equal to or greater than 20% of the number of shares of Common Stock issued and outstanding immediately prior to the consummation of such acquisition, the Company shall obtain a fairness opinion with respect to such acquisition from an investment bank of national recognition; (VII) shares of Common Stock issued in connection with any Convertible Securities or Purchase Rights outstanding on the date hereof (and not amended, changed or restated after the date hereof) and disclosed in a schedule to the Securities Purchase Agreement; and (VIII) shares issued to Persons with whom the Company is entering into a joint venture, strategic alliance or other commercial relationship in connection with the operation of the Company’s business and not in connection with a transaction the purpose of which is to raise equity capital.

          (iv) Notice Of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this paragraph (e) resulting in a change in the Conversion Price by more than one percent (1%), or any change in the number or type of stock, securities and/or other property issuable upon Conversion of this Debenture, the Company, at its expense, shall promptly compute such adjustment, readjustment or change and prepare and furnish to the Holder a certificate setting forth such adjustment, readjustment or change and showing in detail the facts upon which such adjustment, readjustment or change is based. The Company shall, upon the written request at any time of the Holder, furnish to the Holder a like certificate setting forth (i) such adjustment, readjustment or change, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Conversion of this Debenture.

5. FORCED CONVERSION.

          (a) Forced Conversion. The Company shall have the right in the event that all of the Forced Conversion Conditions are satisfied on each of twenty (20) Trading Days during a period of thirty (30) consecutive Trading Days commencing after the Effective Date (a “Forced Conversion Period”) and on the Forced Conversion Date, to require Conversion of this Debenture (a “Forced Conversion”). In the event of a Forced Conversion, the Company and the Holder shall follow the procedures for Conversion set forth in Section 3 above, with the Forced Conversion Date (as defined below) deemed to be the Conversion Date for purposes of Section 3, except that the Holder shall not be required to send a Conversion Notice as contemplated by paragraph (b) of Section 3.

          (b) Forced Conversion Notice; Number of Conversion Shares. In order to effect a Forced Conversion hereunder, the Company must deliver to the Holder written notice thereof (a “Forced Conversion Notice”) on or before 5:00 p.m. (eastern time) on the Business Day immediately following the last Trading Day of the Forced Conversion Period (such Business Day, the “Forced Conversion Date”) and, at the same time that it delivers such notice, the Company shall send a copy of such notice by email as long as the Holder has provided an email address to the Company. A Forced Conversion Notice shall specify the aggregate principal amount of the Debentures that the Company elects to submit to a Forced Conversion; provided, however, that to the extent that the aggregate number of Conversion Shares issuable pursuant to such Forced Conversion would exceed (i) the aggregate trading volume for the Common Stock on the Principal Market during the twenty (20) Trading Days immediately prior to the Forced Conversion Date and/or (ii) any limitation on Conversion contained herein or in the Securities Purchase Agreement (in either such case, the “Maximum Forced Conversion Amount”), then only such portion of the Debentures shall be converted on such Forced Conversion Date as would not result in the Maximum Forced Conversion Amount being exceeded. The principal amount of the Debentures subject to a Forced Conversion shall be allocated among the holders of the Debentures on a pro rata basis. Notwithstanding the delivery by the Company of a Forced Conversion Notice, nothing contained herein shall be deemed to limit in any way (x) the right of the Holder to convert all or any part of this Debenture prior to the Forced Conversion Date or (y) the availability of any and all remedies that are provided to the Holder hereunder, including without limitation in the event that the Company fails to deliver Conversion Shares upon a Forced Conversion as required by the terms of Section 3 hereof, provided, that, in the event of such failure, the Forced Conversion shall be terminated with respect to the Holder upon the delivery of written notice thereof by the Holder to the Company, and the Company shall forfeit its right to require a Forced Conversion of this Debenture or any other Debentures thereafter. On the Forced Conversion Date, an amount of principal of this Debenture equal to (A) the Holder’s pro rata share of the aggregate principal amount specified in the Forced Conversion Notice minus (B) the amount of principal of this Debenture converted by the Holder during the twenty-two (22) Trading Days immediately preceding the Forced Conversion Date will be converted into Conversion Shares. In the event of multiple Forced Conversions, at least sixty (60) days must elapse between Forced Conversion Dates.

          (c) Upon any Forced Conversion, the Company shall pay to the Holder on the Forced Conversion Date (i) accrued and unpaid interest through the Forced Conversion Date on the principal amount of the Debenture so converted and (ii) in the event of a Forced Conversion Date occurring prior to the second anniversary of the Issue Date, an amount equal to the Interest that, but for such Forced Conversion, would have accrued on this Debenture (or portion thereof so converted) over the two (2) years following such Issue Date. Such Interest shall be paid in cash or, at the election of the Company (subject to the satisfaction of the Stock Payment Conditions and otherwise on the terms and conditions set forth in Section 2 for the payment of Interest in Common Stock, with the Forced Conversion Date being substituted for the Scheduled Interest Payment Date), in shares of Common Stock.

6. EVENTS OF DEFAULT; MANDATORY REDEMPTION.

          (a) Mandatory Redemption. In the event that an Event of Default (as defined below) occurs, the Holder shall have the right, upon written notice to the Company (a “Mandatory Redemption Notice”), to have all or any portion of the unpaid principal amount of this Debenture, plus all accrued and unpaid Interest thereon, redeemed by the Company (a “Mandatory Redemption”) at the Mandatory Redemption Price (as defined below) in same day funds. The Mandatory Redemption Notice shall specify the effective date of such Mandatory Redemption (the “Mandatory Redemption Date”), which date must be at least five (5) Business Days following the Business Day on which the Mandatory Redemption Notice is delivered to the Company, and the amount of principal and Interest to be redeemed. In order to effect a Mandatory Redemption hereunder, the Holder must deliver a Mandatory Redemption Notice no later than the close of business on the Business Day immediately following the first Business Day on which an Event of Default is no longer continuing; provided, however, that with respect to an Event of Default that is a Change of Control, the Holder must deliver a Mandatory Redemption Notice no later than the close of business on the third (3rd) Business Day following the date on which the Change of Control is effected.

          (b) Mandatory Redemption Price. For purposes hereof, “Mandatory Redemption Price” shall mean (i) the unpaid principal hereof multiplied by the Mandatory Redemption Percentage plus (ii) all accrued and unpaid Interest hereon. For purposes hereof, “Mandatory Redemption Percentage” means (x) where the Event of Default (as defined below) constitutes a Change of Control, one hundred and twenty percent (120%) during the first year following the Issue Date, one hundred and fifteen percent (115%) during the second year following the Issue Date and one hundred and ten percent (110%) at all times following the second (2nd) anniversary of the Issue Date, and (y) for all other Events of Default, one hundred and one percent (101%).

          (c) Payment of Mandatory Redemption Price.

               (i) The Company shall pay the Mandatory Redemption Price to the Holder within five (5) Business Days of the Mandatory Redemption Date. In the event that the Company redeems the entire remaining unpaid principal amount of this Debenture, and pays to the Holder all Interest accrued thereon and all other amounts due in connection therewith, the Holder shall return this Debenture to the Company for cancellation.

               (ii) If the Company fails to pay the Mandatory Redemption Price to the Holder within five (5) Business Days of the Mandatory Redemption Date, the Holder shall be entitled to interest thereon at the Default Interest Rate from the Mandatory Redemption Date until the date on which Mandatory Redemption Price has been paid in full.

          (d) Events of Default. Each of the following events shall be deemed an “Event of Default”:

               (i) a Liquidation Event or a Change of Control occurs or is publicly announced;

               (ii) the Company breaches or provides notice of its intent to breach, in a material respect, any covenant or other material term or condition of this Debenture (including without limitation any payment obligation hereunder), the Securities Purchase Agreement, Registration Rights Agreement or any other Transaction Document, including but not limited to the Company’s failure to deliver Conversion Shares and Warrant Shares on or before the required delivery date therefor, and such breach continues for a period of five (5) Business Days following written notice thereof from the Holder;

               (iii) any breach by the Company of any representation or warranty made by the Company in this Debenture, the Securities Purchase Agreement, the Registration Rights Agreement or any other Transaction Document which breach has had, or could reasonably be expected to have, a material adverse effect on (x) the consolidated business, operations, properties, financial condition, prospects or results of operations of the Company and its Subsidiaries taken as a whole, (y) the ability of the Company to perform its obligations under this Debenture or the other Transaction Documents (as defined below) or (z) the ability of a Holder to exercise its rights under this Debenture;

               (iv) a default occurs or is declared and is not cured within any applicable grace period, or any amounts are accelerated, under or with respect to any instrument that evidences Debt of the Company or any of its Subsidiaries in a principal amount exceeding $250,000;

               (v) the Company’s Common Stock ceases to be registered under the Exchange Act or to be listed on the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange; and

               (vi) a Governmental Authority renders a final judgment (whether pursuant to an adjudication, arbitration, regulatory proceeding or otherwise) against the Company in an amount exceeding $250,000, and the Company fails to pay such amount when it becomes due.

7. PREPAYMENT.

          The Company shall not be entitled to prepay principal of this Debenture without the prior written consent of the Holder, which consent may be withheld for any reason (or for no reason) within the sole discretion of the Holder.

8. MISCELLANEOUS.

          (a) Failure to Exercise Rights not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available.

          (b) Notices. Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Debenture shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

Verso Technologies, Inc.
400 Galleria Parkway, Suite 300
Atlanta, GA 30339
Attn: Chief Financial Officer
Tel: (678) 589-3500
Fax: (678) 589-3780

with a copy (which shall not constitute notice) to:

Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street NE
Atlanta, GA 30303
Attn: Robert C. Hussle, Esq.
Tel: (404) 522-4700
Fax: (404) 525-2224

and if to the Holder, at such address as the Holder shall have furnished the Company in writing.

          (c) Amendments; Waivers. No amendment, modification or other change to this Debenture may be made unless such amendment, modification or change is (A) set forth in writing and is signed by the Company and the Holder and (B) agreed to in writing by the holders of at least a majority of the unpaid principal amount of the Debentures, it being understood that, notwithstanding anything to the contrary contained in any Debenture, upon the satisfaction of the conditions described in (A) and (B) above, each Debenture (including any Debenture held by the Holder who did not execute the agreement specified in (B) above) shall be deemed to incorporate any amendment, modification or change effected thereby as of the effective date thereof. Notwithstanding the foregoing, no Debenture shall be amended, modified or otherwise changed without the written consent of the Holder thereof if such amendment, modification or change (i) does not apply to all Holders in the same fashion or (ii) adversely affects such Holder’s rights under such Debenture with respect to the payment of Principal or Interest, such Holder’s Conversion rights, any Event of Default or the Mandatory Redemption of such Debenture upon any such Event of Default. No provision of this Debenture may be waived other than in a writing signed by the holder hereof.

          (d) Transfer of Debenture. The Holder may sell, transfer or otherwise dispose of all or any part of this Debenture (including without limitation pursuant to a pledge) to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws, or is exempt from registration thereunder, and is otherwise made in accordance with the applicable provisions of the Securities Purchase Agreement. From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Debenture in the principal amount acquired by such transferee, and the Company shall, as promptly as practicable, issue and deliver to such transferee a new debenture identical in all respects to this Debenture, in the name of such transferee. The Company shall be entitled to treat the original Holder as the holder of this entire Debenture unless and until it receives written notice of the sale, transfer or disposition hereof.

          (e) Lost or Stolen Debenture. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Debenture, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Debenture, if mutilated, the Company shall execute and deliver to the Holder a new Debenture identical in all respects to this Debenture.

          (f) Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City and County of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

          (g) Successors and Assigns. The terms and conditions of this Debenture shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Company and the Holder. The Company may not assign its rights or obligations under this Debenture except as specifically required or permitted pursuant to the terms hereof.

          (h) Usury. At no time shall the Company be required to pay interest under this Debenture at a rate that is in excess of the maximum interest rate permitted by applicable law. If the Company is at any time required to pay interest hereunder at a rate in excess of such maximum rate, such rate shall be deemed reduced to such maximum rate and all prior interest payments in excess of such maximum rate shall be applied against the principal balance of this Debenture.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its name by its duly authorized officer on the date first above written.

VERSO TECHNOLOGIES, INC.

By:

Name:
Title:

ANNEX I

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal of the 6% Senior Unsecured Convertible Debenture (the “Debenture”) issued by VERSO TECHNOLOGIES, INC. (the “Corporation”) into shares of common stock (“Common Stock”) of the Company according to the terms and conditions of the Debenture. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Debenture.

Date of Conversion:

Principal Amount of Debenture to be Converted:

Amount of Interest to be Converted:

Number of Shares of Common Stock to be Issued:

Name of Holder:
Address:
Signature:
Name:
Title:

Holder Requests Delivery to be made: (check one)

☐	By Delivery of Physical Certificates to the Above Address
☐	Through Depository Trust Corporation
(Account_________ )

ANNEX II

Schedule of
Decreases
of Principal Amount

Principal	Amount of
Balance	Decrease	Date

$[ ],000,000